Exhibit 10.48

EXECUTION

Second Floor - Corporate Centre

310 Hunt Club Road, Ottawa, Ontario

SUB-sublease

THIS SUB-SUBLEASE made as of the 1st day of September, 2014.

B E T W E E N:

IOGEN CORPORATION,

(hereinafter called the “Sub-sublandlord”),

- and -

VARIATION BIOTECHNOLOGIES INC.

(hereinafter called the “Sub-subtenant”).

WHEREAS pursuant to a ground lease (the “Ground Lease”) made as of January 31, 1997 between Her Majesty the Queen in Right of Canada, as landlord, and the Ottawa Macdonald-Cartier International Airport Authority (“OMCIAA”), as tenant, the OMCIAA has leased, among other things, that certain parcel of land (the “Land”) more particularly described in Schedule A hereto and situated at the Ottawa Macdonald-Cartier International Airport, Gloucester, Ontario (the “Airport”), all upon the terms and conditions set forth in the Ground Lease;

AND WHEREAS pursuant to a lease (the “Head Lease”) dated July 22, 2005 between OMCIAA, as landlord, and Aeroterm Ottawa Corporate Centre Corporation (the “Sublandlord”), as tenant, the OMCIAA leased to the Sublandlord the Land and all the Leasehold Improvements (as defined therein) thereon, including the building located on the Land and municipally known as 310 Hunt Club Road, Ottawa, Ontario (the “Building”), all as more particularly described in the Head Lease and all upon the terms and conditions set forth in the Head Lease;

AND WHEREAS pursuant to a lease made as of July 22, 2005 between the Sublandlord, as landlord, and the Sub-sublandlord, as tenant, as amended by an amendment of agreement of lease dated September 22, 2005 between the Sublandlord and the Sub-sublandlord (as the same may be further amended, restated, supplemented and/or otherwise modified from time to time, collectively, the “Sublease”), the Sublandlord leased to the Sub-sublandlord the Land and the Building, all upon the terms and conditions set forth in the Sublease;

AND WHEREAS the Sublandlord, the Sub-sublandlord and General Electric Canada Real Estate Finance Inc./Financement Immobilier Generale Electrique Canada Inc. (the “Lender”) entered into a subordination, non-disturbance, attornment and tenant-landlord estoppel agreement (the “Subordination Agreement”) made as of October 21, 2005 with respect to the Sublease;

AND WHEREAS the Sub-sublandlord has agreed to sub-sublease to the Sub-subtenant certain laboratory and office space on the second floor of the Building having a total current area of approximately 6,473 square feet (the “Rentable Area”), as more particularly described and identified in blue and yellow hatching on the plan attached hereto as Schedule B (the “Premises”), all on the terms contained in this Sub-sublease;

NOW THEREFORE in consideration of the mutual covenants contained herein, the sum of $2.00 now paid by each party to the other and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the Sub-sublandlord and the Sub-subtenant agree as follows:

Article 1

INTERPRETATION

1.1	Interpretation

Where used in this Sub-sublease, any word or term which is specifically defined in the Sublease shall have the meaning ascribed to it in the Sublease unless such word or term is otherwise defined in this Sub-sublease.

1.2	Number, Gender, Liability

The grammatical changes required to make the provisions of this Sub-sublease apply in the plural sense where the Sub-subtenant comprises more than one person and to corporations, firms, partnerships or individuals, male or female, will be assumed as though in each case fully expressed.

1.3	Headings and Captions

The Article numbers, Article headings, Section numbers and Section headings are inserted for convenience of reference only and are not to be considered when interpreting this Sub-sublease.

1.4	Obligations as Covenants

Each obligation or agreement of the Sub-sublandlord or the Sub-subtenant expressed in this Sub-sublease shall be a covenant for all purposes.

1.5	Governing Law

This Sub-sublease shall be interpreted under and is governed by the laws of the Province of Ontario and all federal laws of Canada applicable therein.

1.6	Currency

All Rent and other amounts of money in this Sub-sublease are expressed in and refer to Canadian dollars and shall be paid in the lawful currency of Canada.

1.7	Severability

If any provision of this Sub-sublease is illegal or unenforceable, it shall be considered severable from the remaining provisions of this Sub-sublease, which shall remain in force.

1.8	Successors and Assigns

This Sub-sublease and everything herein contained shall benefit and bind the successors and assigns of the Sub-sublandlord and the permitted successors and assigns of the Sub-subtenant.

1.9	Schedules

The Schedules shall form part of this Sub-sublease and are as follows:

Schedule A	-	Description of Land

Schedule B	-	Premises, Common Areas and Facilities

Schedule C	-	Parking Spaces

Schedule D	-	Insurance

1.10	Time of the Essence

Time is of the essence of this Sub-sublease and every part thereof.

1.11	Statutory References

Any reference in this Sub-sublease to any act, statute or any other applicable laws or any section thereof shall be deemed to be a reference to such act, statute, other applicable laws or section as amended or re-enacted from time to time except as otherwise expressly provided herein or therein.

Article 2

GRANT OF SUB-SUBLEASE

2.1	Demise

The Sub-sublandlord hereby sub-subleases the Premises to the Sub-subtenant, upon and subject to the provisions of this Sub-sublease, to have and to hold during the Term (as hereinafter defined). The Sub-subtenant hereby sub-subleases the Premises from the Sub-sublandlord for the Term and covenants to pay the Rent and to observe and perform all the covenants and obligations to be observed and performed by the Sub-subtenant pursuant to this Sub-sublease.

2.2	Examination of Premises

The Sub-subtenant acknowledges that: (i) it has examined the Premises and is accepting the Premises in their present condition on an “as is” basis, without reservation or qualification, including, without limitation, the office furniture, lab benches and other furniture, fixtures and equipment (the “Landlord’s FF&E”) existing in the Premises as of the Commencement Date; and (ii) the Sub-sublandlord shall have no obligations, express or implied, to perform any work in the Premises at any time before, during or after the term of the Sub-sublease.

2.3	Demising Walls

The Sub-subtenant hereby acknowledges and agrees that the Sub-sublandlord reserves the right to, in its sole and absolute discretion and at its sole cost and expense, install demising walls and doorways and conduct any other work (collectively, the “Demising Work”) necessary for complying with all Applicable Laws in connection with physically separating the Premises from the remainder of the premises situated on the second floor of the Building. The Sub-subtenant agrees that (a) it will use commercially reasonable efforts to cooperate with the Sub-sublandlord to facilitate the Demising Work and not interfere with such Demising Work; and (b) the Sub-subtenant will not have the right to request any changes to the Sub-sublandlord’s Demising Work that would require the Sub-sublandlord to conduct any additional work other than the Demising Work that is strictly required pursuant to Applicable Laws.

2.4	End of Term Restoration

The parties hereto agree that the Sub-subtenant shall not be required to restore the Premises to base building condition at the expiry or early termination of the Term, as applicable, but may (at the option of the Sub-sublandlord exercisable by notice to the Sub-subtenant in writing given not less than thirty (30) days prior to the expiry or early termination of the Term, as applicable) be required to restore the Premises and the Landlord’s FF&E to the condition as existing on the Commencement Date hereof, which restoration is to be conducted in accordance with Section 14.4 of the Sublease and Section 6.1(i) below. For greater certainty, no improvements existing in the Premises as of the Commencement Date, including the Landlord’s FF&E, will be required to be removed on expiration or early termination of the Term, as applicable, but any additional improvements made during the Term, including, without limitation, any dividing walls erected by the Sub-subtenant within the Premises, may be subject to removal on expiration or early termination of the Term, as applicable, on request by the Sub-sublandlord.

Article 3

TERM

3.1	Sub-sublease Term

The term of this Sub-sublease (the “Term”) shall commence on the date hereof (the “Commencement Date”) and, subject to the next following sentence and subject to Section 3.2, shall end at 11:59 p.m. (Toronto time) on December 31, 2017. In no event shall the Term extend beyond the date of the termination of the Sublease. If the Sublease is terminated in accordance with its terms (whether by expiry or other termination) this Sub-sublease shall be automatically terminated at the same time as the Sublease is terminated.

3.2	Early Termination

(a) The Sub-subtenant shall have the right to terminate this Sub-sublease by delivering notice to the Sub-sublandlord after the first year of the Term and during any Extension Terms (as defined below), if applicable, upon not less than six months’ prior written notice.

(b) The Sub-sublandlord shall have the right to terminate this Sub-sublease by delivering notice to the Sub-subtenant after the second year of the Term and during any Extension Terms (as defined below), if applicable, upon not less than six (6) months’ prior written notice.

(c) If the Sub-sublease is terminated pursuant to either Section 3.3(a) or Section 3.3(b) above and subject to Section 2.4 above, the Sub-subtenant shall vacate the Premises and remove all of the Sub-subtenant’s property from the Premises by no later than the date set out in the written notices delivered in accordance with Sections 3.3(a) or 3.3(b). For greater certainty, the Landlord’s FF&E shall remain at all times the Landlord’s property, as leased to the Sub-subtenant pursuant to this Sub-sublease, and shall not be removed from the Premises by the Sub-subtenant upon termination of this Sub-sublease.

3.3	Extensions

The Sub-subtenant shall have the option to extend the Term for two (2) periods of three (3) years each (collectively, the “Extension Terms”, and each an “Extension Term”) upon giving the Sub-sublandlord written notice of its election to extend the Term or the first Extension Term, as applicable, no more than twelve (12) months and no less than six (6) months prior to the expiration of the Term or any renewal or extension thereof. Each Extension Term shall be upon the same terms and conditions as are contained in the Sub-sublease, except that:

(a)	during the first Extension Term, there shall be only one (1) option to extend left and during the second Extension Term there shall be no further option to extend pursuant to this Section 3.3;

(b)	the Sub-subtenant shall accept the Premises on an as-is basis;

(c)	there shall be no fixturing period or other period of rent-free occupancy, or requirement on the Sub-sublandlord’s part to do any Sub-sublandlord’s work or pay to the Sub-subtenant any improvement allowance, inducement, loan or other amount in connection with this Sub-sublease or improvements installed in the Premises;

(d)	if the Sub-sublandlord requires, the Sub-subtenant will promptly execute an extension agreement prepared by the Sub-sublandlord, at the Sub-subtenant’s expense, giving effect to the applicable Extension Term;

(e)	for each Extension Term, the Basic Rent shall be mutually agreed upon between the Sub-sublandlord and the Sub-subtenant, each acting reasonably and in good faith, based upon the then current fair market rate for premises of comparable type, age, location and condition (without taking into consideration the value of any leasehold improvements installed by the Sub-subtenant at its cost). If the parties cannot agree on the new Basic Rent not less than three (3) months prior to the commencement of the applicable Extension Term, the new Basic Rent shall be determined by binding arbitration in accordance with the Arbitrations Act, 1991 (Ontario). If the Basic Rent has not been determined by the commencement of the applicable Extension Term, the Sub-subtenant shall pay Basic Rent at the rate applicable to the immediately preceding year of the Term or the first Extension Term, as applicable, and within ten days after the Basic Rent for the then current Extension Term is determined, the parties shall adjust any amount retroactively owing from the commencement of the applicable Extension Term. Under no circumstances shall the Basic Rent in any Extension Term be less than the Basic Rent in the year immediately preceding the commencement of such Extension Term; and

(f)	for each Extension Term, the Additional Rent Cap (as defined below) shall be mutually agreed upon between the Sub-sublandlord and the Sub-subtenant, each acting reasonably and in good faith, based upon the then actual operating costs referenced in Section 4.2(a) for premises of comparable type, age, location and condition (without taking into consideration the value of any leasehold improvements installed by the Sub-subtenant at its cost). If the parties cannot agree on the new Additional Rent Cap not less than three (3) months prior to the commencement of the applicable Extension Term, the parties agree that there shall not be an Additional Rent Cap applicable to such Extension Term until such time as the parties agree, each acting reasonably and in good faith, on the new Additional Rent Cap.

Article 4

RENT

4.1	Basic Rent

Subject to Section 4.3 below, for the period beginning on the Commencement Date and ending on December 31, 2017, the Sub-subtenant shall pay to the Sub-sublandlord, without any deduction, set-off or abatement whatsoever, except as may be otherwise provided herein, a basic rent (the “Basic Rent”) for the Premises in the amount of $14.50 per square foot of Rentable Area of the Premises per year. The Basic Rent shall be payable monthly in advance in equal, consecutive instalments, on the first day of each and every calendar month, from and after the Commencement Date, the first such payment to be made on the Commencement Date, together with all HST (as defined below) thereon. If any year of the Term commences on any day other than the first day, or ends on any day other than the last day, of a calendar month, all Rent and other sums payable by the Sub-subtenant for the fractions of a month at the commencement or expiration of the applicable year of the Term, as the case may be, shall be calculated on a per diem basis based on a period of three hundred and sixty-five (365) days. The parties hereby acknowledge that the Rentable Area includes a maximum non-negotiable gross-up factor of 17%. For greater certainty, monthly Basic Rent shall be:

(a)	for the period between September 1, 2014 and August 31, 2015, inclusive: $5,191.00/month (net of the free rent referenced in Section 4.3); and

(b)	for the period between September 1, 2015 and December 31, 2017, inclusive: $7,821.54/month.

4.2	Additional Rent

(a) The Sub-subtenant shall also pay on a monthly basis to the Sub-sublandlord as additional rent in respect of the Premises (“Additional Rent”), the Sub-subtenant’s share (the “Sub-subtenant’s Share”), based on the Rentable Area of the Premises as a proportion of the total leaseable area of the Building, of those costs (a) identified in Article 8 of the Sublease, which includes the Sub-subtenant’s Share of Operating and Maintenance Costs and Real Estate Taxes in respect of the Premises and the Common Areas and Facilities pursuant to the Sublease, and (b) related to the general maintenance, operation and repair of the Building, to the extent not paid or payable by the Sub-sublandlord to the Sublandlord under Article 8 of the Sublease, including electrical, water and sewer utilities, mechanical maintenance, heating, ventilation, and air conditioning maintenance (whether as a result of a service contract or otherwise), electrical and plumbing repair and maintenance, fire extinguisher services, security, garbage removal, elevator maintenance, janitorial cleaning, window cleaning, snow removal and parking lot maintenance, insurance, professional fees and other maintenance services. The Additional Rent for the year 2014 is estimated at $16.33 per square foot of the Rentable Area of the Premises. The parties hereto acknowledge and agree that such amount is an estimate and the amount payable for Additional Rent may exceed such amount. The Additional Rent shall be adjusted annually based on the actual amounts determined at the end of each calendar year, up to a maximum of $18.00 per square foot of the Rentable Area of the Premises (the “Additional Rent Cap”). Annual reconciliation shall be provided within 120 after each calendar year-end.

(b) Notwithstanding Section 4.2(a) above, the Sub-sublandlord and the Sub-subtenant hereby agree that the Sub-subtenant’s Share of Additional Rent shall not include the following costs attributable only to the Sub-sublandlord’s occupancy of the Building:

(i)	Coffee and vending services;

(ii)	Professional fees (legal, accounting); and

(iii)	Insurance paid directly by the Sub-sublandlord.

4.3	Rent Free Period

The Sub-sublandlord and the Sub-subtenant hereby agree that, for a period of twelve (12) months commencing on the Commencement Date, the Sub-subtenant shall not have the obligation to pay Basic Rent with respect to 2,177 square feet of the Premises, being the area identified in yellow hatching on the plan attached hereto as Schedule B (the “Rent Free Premises”), provided that the Sub-subtenant shall be subject to all the other covenants, terms and conditions as are contained in this Sub-sublease, mutatis mutandis, including, without limitation, the payment of the Additional Rent related to the Rent Free Premises.

4.4	Payments Generally

Payments by the Sub-subtenant to the Sub-sublandlord of whatsoever nature required or contemplated by this Sub-sublease shall:

(a)	be made when due hereunder, without notice or demand therefor and without any abatement, set-off, compensation or deduction whatsoever except as may be otherwise provided herein at: 310 Hunt Club Road, Ottawa, Ontario, K1V 1C1, Attention: Accounts Receivable or at such other place as the Sub-sublandlord may designate from time to time to the Sub-subtenant; no event, act, circumstance, change of laws, political, constitutional or governmental change, or any other matter whatsoever, whether foreseen or unforeseen, ordinary or extraordinary, and whether or not within the contemplation of the parties at the commencement of the Term shall relieve the Sub-subtenant of the obligation to pay all Rent payable hereunder; without limiting the generality of the foregoing, the Sub-subtenant agrees that it shall not have any right of deduction, set-off or abatement whatsoever with respect to any claims that it may have against the Sub-sublandlord pursuant to or in respect of any other agreement with the Sub-sublandlord (unless Additional Rent has been overpaid in any calendar year, in which case the Sub-sublandlord shall issue a credit note in favour of the Sub-subtenant to set-off the overpaid amount against the next Rent payment);

(b)	be applied towards amounts then outstanding hereunder in such manner as the Sub-sublandlord reasonably determines; and

(c)	bear interest at the rate specified in Section 7.6 of the Sublease from the due date to the date of payment, calculated daily, before and after demand, default and judgment.

For purposes of this Sub-sublease, “Rent” means Basic Rent, Additional Rent, and all other monies (save and except goods and services taxes) payable by the Sub-subtenant hereunder, whether to the Sub-sublandlord or otherwise.

4.5	Harmonized Sales Tax

In addition to all amounts payable by the Sub-subtenant under this Sub-sublease as Rent, the Sub-subtenant shall pay, at the same time as the Basic Rent is payable hereunder, all harmonized sales taxes (“HST”) exigible under the Excise Tax Act (Canada) and any similar legislation calculated on or in respect of amounts payable by the Sub-subtenant as Rent under this Sub-sublease or otherwise payable as a result of this Sub-sublease or services or supplies provided hereunder. Notwithstanding any other provision of this Sub-sublease, any amounts payable by the Sub-subtenant in respect of HST shall not be deemed to be consideration for the supply of space under this Sub-sublease or for the provision of any other service by the Sub-sublandlord. Notwithstanding that HST is not Rent under this Sub-sublease, the Sub-sublandlord shall have the same rights and remedies for the recovery of such amounts payable as HST as it has for other amounts payable as Basic Rent under this Sub-sublease.

4.6	Net Sub-sublease

The Sub-subtenant acknowledges and agrees that it is intended that this Sub-sublease shall be a completely carefree and absolutely net lease for the Sub-sublandlord, except as is otherwise expressly provided in this Sub-sublease, including, without limitation, Section 4.2(b), and that the Sub-sublandlord shall not be responsible during the Term for any costs, charges, taxes, levies, impositions, expenses or outlays of any nature whatsoever arising from or relating to the Premises, this Sub-sublease, the use of the Premises or any services or supplies provided by the Sub-sublandlord hereunder, whether foreseen or unforeseen, ordinary or extraordinary and whether or not within the contemplation of the parties at the commencement of the Term, except as is otherwise expressly provided in this Sub-sublease. Any amount and any obligation relating to the Premises or this Sub-sublease which is not expressly declared in this Sub-sublease to be the responsibility of the Sub-sublandlord shall be the responsibility of the Sub-subtenant to be paid or performed by or at the Sub-subtenant’s expense.

4.7	Unavoidable Delay

Whenever and to the extent that the Sub-sublandlord or the Sub-subtenant shall be unable to fulfill or shall be delayed or restricted in the fulfilment of any obligation hereunder during the period of such unavoidable delay hereunder in respect of the supply or provision of any service or utility or the doing of any work or the making of any repairs by reason of being unable to obtain the material, goods, equipment, service or labour required to enable it to fulfil such obligation, or by reason of any statute or order-in-council or regulation or order passed or made pursuant thereto or by reason of the order or direction of any administrator, controller, board, governmental department or officer or other authority or by reason of not being able to obtain any permission or authority required thereby or by reason of any other cause beyond its control whether of the foregoing character or not, then either the Sub-sublandlord or the Sub-subtenant, as the case may be, shall be deemed not to be in default in the performance of such covenant or obligation and any period for the performance of such obligation shall be extended accordingly and the other party to this Sub-sublease shall not be entitled to compensation for any loss, inconvenience, nuisance or discomfort thereby occasioned, provided that the foregoing shall in no event be construed so as to relieve the Sub-subtenant of its obligation to pay Rent as it becomes due.

4.8	Deposit

(a) The parties hereto acknowledge and agree that the Sub-subtenant shall deliver, upon execution of this Sub-sublease, a deposit (the “Deposit”) in an amount equivalent to the first and last months of Basic Rent and Additional Rent, plus HST, payable to the Sub-sublandlord, specifically the last month’s rent will be rounded to $18,800 and held until the end of the Term. A portion of the Deposit shall be applied to the Basic Rent and Additional Rent payable by the Sub-subtenant for the first month of the Term, and the balance is to be held by the Sub-sublandlord, without interest, as security for the faithful performance and observance by the Sub-subtenant of all of the terms, covenants and conditions in this Sub-sublease on the Sub-subtenant’s part to be observed and performed (the “Security Deposit”).

(b) In the event of a default on the part of the Sub-subtenant including, without limitation, a default on the part of the Sub-subtenant with respect to the payment of Basic Rent and/or Additional Rent and/or HST, which is not cured within the applicable cure period, the Sub-sublandlord, at its option, in addition to any of its other rights and remedies provided for in this Sub-sublease or at law, may apply the Security Deposit, in whole or in part, on account of any monies becoming due in accordance with the terms of this Sub-sublease. If the Sub-sublandlord applies the Security Deposit, in whole or in part, the Sub-subtenant shall within 24 hours thereafter remit to the Subtenant an amount, by certified cheque, sufficient to replenish the Security Deposit. If the Sub-sublandlord transfers or assigns its interest in the Premises, the Sublease and this Sub-sublease, the Sub-sublandlord will be discharged from any liability to the Sub-subtenant with respect to the Security Deposit if the same is transferred to such transferee or assignee, provided that such transferee or assignee agrees in writing with the Sub-subtenant that the Security Deposit shall be held by the transferee or assignee in accordance with the terms of this Sub-sublease. If the Sub-subtenant has faithfully performed and observed all of the terms, covenants and conditions in this Sub-sublease on the Sub-subtenant’s part to be observed and performed, the Security Deposit, or any remaining portion thereof, shall be applied to the Basic Rent and the Additional Rent, plus applicable HST, payable for the last month of the Term.

Article 5

common areas, utilities and services

5.1	Use of Common Areas and Facilities

In connection with this Sub-sublease and the ongoing and continuous use and occupation by the Sub-subtenant of the Premises, but subject to the terms and conditions of the Sublease and this Sub-sublease, the Sub-subtenant shall also be entitled to (and, accordingly, the Sub-sublandlord shall provide and deliver to the Sub-subtenant) the non-exclusive access to and benefit and use of the common areas and facilities (the “Common Areas and Facilities”) located on the first and second floors of the Building, as more particularly described and identified in grey hatching on the plan attached hereto as Schedule B, including, without limitation and for greater certainty, the patio located outside of the Building identified by area number 5 on the plan of the first floor of the Building attached hereto as Schedule B. The Sub-subtenant shall have the right at any time during the Term to the use of the Common Areas and Facilities of the Land and the Building for itself and its officers, agents, employees, servants, contractors, customers, clients and invitees in common with the Sub-sublandlord, the Sublandlord, other tenants, and their officers, agents, employees, servants, contractors, customers, clients and invitees. Such use shall be for the purpose of access to the Premises while using the Premises and such other purposes as may be necessary for the operation of the business of the Sub-subtenant, and such use shall be subject to and in accordance with this Sub-sublease, the Sublease, the confidentiality agreement made as of June 10, 2014 between the Sub-sublandlord and the Sub-subtenant (the “Confidentiality Agreement”) and any applicable laws and regulatory requirements. The regulation, management and general maintenance of the Common Areas and Facilities shall be under the exclusive control of the Sub-sublandlord. The Sub-subtenant acknowledges and agrees that the Sub-sublandlord reserves the right to, in its sole and absolute discretion and at its sole cost and expense, change, from time to time, the location, the size, the purpose and/or the configuration of some or all of the Common Areas and Facilities (the “Common Areas Work”). The Sub-subtenant agrees to use commercially reasonable efforts to cooperate with the Sub-sublandlord to facilitate the Common Areas Work and not interfere with such Common Areas Work. Upon written notice from the Sub-sublandlord enclosing a copy of the revised plan of the Common Areas and Facilities, this Sub-sublease will be automatically amended to refer to such plan for the purpose of describing the Common Areas and Facilities instead of to the grey hatching on the plan attached hereto as Schedule B.

5.2	Parking

Subject to the Sub-sublandlord’s obligations under Section 24.1 of the Sublease, the Sub-subtenant shall have the exclusive right at all times during the Term to use for itself and its officers, agents, employees, servants, contractors, customers, clients and invitees, any 26 parking spaces, determined on a first-come, first-served basis, in the parking area located on the Land outside of the Building designated as “Parking Spaces” and identified in pink hatching on the plan attached hereto as Schedule C, the whole free of any additional rent or charge. The Sub-sublandlord agrees to be responsible for the maintenance of the Parking Spaces.

5.3	Utilities

The Sub-subtenant hereby acknowledges and agrees that, if a significant increase in electricity consumption is identified as a result of the Sub-subtenant’s use of the Premises, the Sub-sublandlord shall have the option, exercisable in its sole and absolute discretion by written notice to the Sub-subtenant, to install, at the Sub-subtenant’s sole cost and expense, separate meters or other measuring devices in the Premises or elsewhere to measure the Sub-subtenants electricity consumption (the “Electricity Consumption Measuring Work”). The Sub-subtenant agrees to use commercially reasonable efforts to cooperate with the Sub-sublandlord to facilitate the Electricity Consumption Measuring Work and not interfere with such Electricity Consumption Measuring Work. The parties agree that, upon notice from the Sub-sublandlord to the Sub-subtenant of the completion of the Electricity Consumption Measuring Work, the Additional Rent payable by the Sub-subtenant pursuant to Section 4.2 shall include the full cost of the electricity consumption measured by the meters or other measuring devices installed pursuant to the Electricity Consumption Measuring Work and shall exclude the Sub-subtenant’s Share of the general electricity cost for the Building.

5.4	Hazardous Substances

(a) The Sub-subtenant agrees to comply with the Sublease, the Sub-sublandlord’s protocols and procedures as the same may be amended from time to time, and all the applicable laws and regulatory requirements relating to fisheries, the preservation or protection of the environment and the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any substances, materials or waste regulated or prohibited by such laws or regulatory requirements, including pollutants, contaminants, deleterious substances, dangerous goods or hazardous wastes (collectively, “Hazardous Substances”) through, in or on the Land.

(b) The Sub-sublandlord agrees to comply with the Sublease, the Sub-sublandlord’s protocols and procedures and all the applicable laws and regulatory requirements relating to fisheries, the preservation or protection of the environment and the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substances through, in or on the Land.

(c) Without limiting Section 6.1(l) below, if the Sub-subtenant or those for whom it is at law responsible causes or permits a spill or other release of a Hazardous Substance on, in or under the Land, the Sub-subtenant shall be responsible, at its sole cost and expense, for the investigation and remediation of the affected area(s) and the Sub-subtenant agrees to indemnify and save harmless the Sub-sublandlord, its officers, directors, employees and those for whom it is at law responsible, from any and all damages, losses, costs, orders, fines, charges, expenses, claims, demands, liabilities and obligations with respect to such spill or release of the Hazardous Substance, except as may be caused by or incurred due to the gross negligence or willful misconduct of the Sub-sublandlord.

Article 6

SUB-SUBTENANT’S COVENANTS

6.1	Sub-subtenant’s Covenants

The Sub-subtenant covenants and agrees with the Sub-sublandlord as follows:

(a)	to pay the Rent hereby reserved including, without limitation, Basic Rent and Additional Rent, on the days and in the manner aforesaid, without deduction or set off, except as may be otherwise provided herein;

(b)	to insure in respect of the Premises for the benefit of the Sub-sublandlord as well as the Sublandlord in respect of those coverages listed in Schedule D hereto, all of such insurance shall be as required to be placed by the Sub-sublandlord as tenant under the Sublease and shall name the Sublandlord and the Sub-sublandlord;

(c)	to observe and perform all of the covenants, provisos, conditions and agreements which are to be observed and performed by the Sub-sublandlord as tenant under the Sublease as they relate to the Premises, except the Sub-sublandlord’s requirement to pay Base Rent and Additional Rent (as such terms are defined in the Sublease) under the Sublease, in which case the obligations of the Sub-subtenant are limited to the payment of the Rent as provided in this Sub-sublease;

(d)	to allow the Sublandlord and its agents, servants, invitees and contractors to exercise all rights of entry and inspection and rights to carry out works afforded under the provisions of the Sublease;

(e)	not to assign, sublet or part with possession of all or any part of the Premises, including, without limitation, the Sub-sublandlord’s FF&E, without the prior written consent of the Sub-sublandlord, which consent (i) shall not be unreasonably withheld or delayed, (ii) may be subject to the Sub-sublandlord’s reasonable conditions of compliance by the assignee, sublessee or other transferee, as applicable, with the Sublease and this Sub-sublease, and (iii) shall be further subject to obtaining the prior written consent of (A) the Sublandlord in accordance with, and subject to the terms of, the Sublease and (B) the Lender in accordance with, and subject to the terms of, the Subordination Agreement;

(f)	not to use the Premises for any purpose other than as laboratory and business offices and uses ancillary thereto permitted by Applicable Laws and the terms of the Sublease;

(g)	that the Premises shall only be occupied by the Sub-subtenant, its employees and others engaged in carrying on the business of the Sub-subtenant, including, without limitation, affiliates, partners and others operating pursuant to contractual terms with the Sub-subtenant;

(h)	that all of the provisions of the Sublease to the extent that they relate to the Premises are deemed to be incorporated into this Sub-sublease, mutatis mutandis, to the same extent as if all of the covenants to be observed and performed by the Sub-sublandlord thereunder as they relate to the Premises (other than the covenants of the Sub-sublandlord to pay Base Rent and Additional Rent (as such terms are defined in the Sublease)), were contained in this Sub-sublease as covenants to be observed and performed by the Sub-subtenant for the benefit and advantage of the Sub-sublandlord;

(i)	not to make any improvements or modifications to the Premises except in accordance with the provisions of the Sublease and to perform, at the Sub-subtenant’s sole cost and expense, all of the obligations of the Sub-sublandlord pursuant to the Sublease, including without limitation, pursuant to Section 14.4 thereof, to remove any and all improvements or modifications made to the Premises by or on behalf of the Sub-subtenant, to repair and restore all damage caused by such removal and to compensate the Sublandlord for any costs incurred and damages suffered by the Sublandlord, all in accordance with the Sublease. Notwithstanding the foregoing, the Sub-subtenant shall be allowed to make non-structural and cosmetic alterations to the Premises as may be required by the Sub-subtenant without prior approval of the Sub-sublandlord, provided that the same is in compliance with the Sublease, and subject to Sublandlord consent;

(j)	to leave the Premises at the end of the Term or the earlier expiry of this Sub-sublease in the condition required pursuant to Sections 2.4 and 6.1(i) above;

(k)	that all of the remedies, rights and powers of the Sublandlord under the provisions of the Sublease are deemed to be incorporated into this Sub-sublease, mutatis mutandis, and shall, for the purposes of this Sub-sublease, be the remedies, rights and powers of the Sub-sublandlord in the event of any default or breach by the Sub-subtenant of its obligations under this Sub-sublease; and

(l)	except with respect to any fraudulent, negligent or unlawful act or omission or wilful misconduct of the Sub-sublandlord or those for whom it is at law responsible, to indemnify and save harmless the Sub-sublandlord, its officers, directors, employees and those for whom it is at law responsible, from any and all damages, losses, costs, charges, expenses, claims, demands, liabilities and obligations, whether under the Sublease or otherwise, with respect to the Premises and the Common Areas and Facilities including, without limitation, as a result of a failure by the Sub-subtenant to observe and perform its obligations under this Sub-sublease.

Article 7

SUB-SUBLANDLORD’S COVENANTS

7.1	Sub-sublandlord’s Covenants

Subject to the Sub-subtenant paying the Rent hereby reserved and observing and performing all of its obligations hereunder and subject to the terms of the Sublease, the Sub-sublandlord hereby covenants and agrees with the Sub-subtenant as follows:

(a)	to pay to the Sublandlord the rent and other monies reserved by and in the manner provided for under the Sublease;

(b)	to observe and perform the obligations of the Sub-subtenant under the Sublease (except to the extent that the Sub-subtenant is required to observe and perform such obligations in respect of the Premises);

(c)	to enforce its rights as tenant under the Sublease in respect of all of the covenants, provisos, conditions and agreements which are to be observed and performed by the Sublandlord pursuant to the provisions of the Sublease if the Sub-subtenant provides its written approval to such enforcement as same relates to the Premises, provided that the Sub-subtenant will pay to the Sub-sublandlord on demand all of the Sub-sublandlord’s reasonable costs, expenses and disbursements incurred in doing so as same relate to the Premises only;

(d)	that upon the Sub-subtenant paying the Rent hereby reserved and observing and performing all of its obligations hereunder and subject to the terms of the Sublease, the Sub-subtenant shall peacefully and quietly enjoy the Premises for the Term without any interruption, hindrance or disturbance by the Sub-sublandlord or any other person or persons claiming under it;

(e)	except with respect to any fraudulent, negligent or unlawful act or omission or wilful misconduct of the Sub-subtenant or those for whom it is at law responsible, to indemnify and save harmless the Sub-subtenant from and against all actions, proceedings, damages, losses, costs, charges, expenses, claims, demands, liabilities and obligations arising from any omission by the Sub-sublandlord to pay when due the Sub-sublandlord’s rent reserved under the Sublease (unless the Sub-subtenant has failed to pay the Rent then due to the Sub-sublandlord under this Sub-sublease) or arising from a breach of any of the Sub-sublandlord’s covenants as tenant under the Sublease (other than those required to be performed and observed by the Sub-subtenant with respect to the Premises pursuant to the terms of this Sub-sublease);

(f)	not to restore the Premises to base building condition at the expiry or early termination of the Term, except to the extent required by the Sublandlord pursuant to the terms of the Sublease; and

(g)	to promptly provide the Sub-subtenant with a copy of all notices received by the Sub-sublandlord from the Sublandlord to the extent that such notices affect the Premises.

Article 8

SUBLEASE

8.1	Sublease

The Sub-sublandlord and the Sub-subtenant acknowledge and agree that in relation to the Premises all of the provisions of the Sublease except as expressly modified or amended by this Sub-sublease are deemed to be incorporated herein, mutatis mutandis, as if all of the covenants to be observed and performed by the Sub-sublandlord as tenant thereunder were covenants to be observed and performed by the Sub-subtenant. For greater certainty, the parties agree that for purposes of the covenants to be observed and performed by the Sub-sublandlord as tenant under the Sublease that are deemed to be covenants to be observed and performed by the Sub-subtenant hereunder, references to the “Commencement Date” in the Sublease shall be deemed to be references to the Commencement Date as defined herein. If there is any conflict between a provision of this Sub-sublease and a provision of the Sublease which would permit the Sub-subtenant to do or cause or be done or suffer or permit any act or thing to be done which is prohibited by the Sublease, then the provisions of the Sublease shall prevail. The Sub-sublandlord shall have no duty to perform any obligations of the Sublandlord and shall not be responsible or liable to the Sub-subtenant for any defaults, failure or delay on the part of the Sublandlord in the performance of any of its obligations to the Sub-subtenant under this Sub-sublease. However, in the event of any default or failure of performance by the Sublandlord, the Sub-sublandlord shall, upon notice from the Sub-subtenant and in accordance with subsection 7.1(c), enforce its rights as tenant under the Sublease to cause the Sublandlord to perform its obligations under the Sublease. The Sub-subtenant acknowledges receipt of a copy of the Sublease. The Sub-sublandlord hereby represents and warrants to the Sub-subtenant that, as of the date hereof, to the best of the Sub-sublandlord’s knowledge and without enquiry: (a) the Sub-sublandlord is in good standing under the Sublease and it has not committed any default under, or breach of, any provision thereof, and (b) the Sublandlord is in good standing under the Sublease and it has not committed any default under, or breach of, any provision thereof.

Article 9

NOTICES

9.1	Notice

(a) Any notice, demand, statement or request (in this Section referred to as “notice”) herein required or permitted to be given under this Sub-sublease shall be in writing and shall be deemed to have been sufficiently and effectually given if signed by or on behalf of the party giving the notice and delivered in person, transmitted by fax or by email or delivered by a major international courier company, for next day delivery with charges prepaid, addressed as follows:

(i)	if to the Sub-sublandlord:

310 Hunt Club Road East
Ottawa, ON K1V 1C1

	Attention:	Brian Foody
	Fax:	613.482.2398
	Email:	brian.foody@iogen.ca

(ii)	if to the Sub-subtenant:

Variation Biotechnologies Inc.
200 rue Montcalm, Suite 400,
Gatineau, Québec, J8Y 3B5

	Attention:	Egidio Nascimento
	Fax:	888-391-2579
	E-mail:	enascimento@vbivaccines.com

(b) Any such notice, if delivered: (i) by fax or email, shall be deemed to have been given on the day on which it was transmitted if transmitted on a business day prior to 5:00 p.m., Toronto time, at the place of receipt or, otherwise, on the next following business day; (ii) by personal delivery, shall be deemed to have been given when delivered in fact; or (iii) by courier, shall be deemed to have been given on the next business day following the date it was sent.

(c) Any party hereto may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 9.1.

Article 10

miscellaneous

10.1	Registration of Sub-sublease

Neither the Sub-subtenant nor anyone on the Sub-subtenant’s behalf or claiming under the Sub-subtenant shall register this Sub-sublease or any other instrument or notice pertaining to this Sub-sublease against the Land without the prior consent of the Sublandlord.

10.2	Waiver

If either the Sub-sublandlord or Sub-subtenant excuses or condones any default of the other of any obligation under this Sub-sublease, no waiver of such obligation shall be implied as a result of any continuing or subsequent default.

10.3	Partial Payment of Rent

Acceptance by the Sub-sublandlord of a lesser amount than the monthly payment of Rent herein stipulated and any endorsement or statement on any cheque or documentation accompanying any payment of Rent shall not be deemed an acknowledgement of full payment or an accord and satisfaction, and the Sub-sublandlord may accept such payment without prejudice to the Sub-sublandlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Sub-sublease.

10.4	Brokers

Each party shall be responsible for the payment of any and all brokerage fees, consulting fees, commissions or finder’s fees due to any broker or agent that it retained in connection with this Sub-sublease, each pursuant to such party’s agreement with its respective broker or agent, and hereby agrees to save harmless the other party in connection therewith.

10.5	Power and Authority

The Sub-sublandlord represents and warrants that the Sub-sublandlord has full power and authority to enter into and grant this Sub-sublease subject only to the consent of the Sublandlord to be obtained in accordance with Section 10.9 below and the terms of the Sublease.

10.6	No Partnership

Notwithstanding any provisions of this Sub-sublease, nothing in this Sub-sublease shall be construed as constituting any partnership, joint venture or any other relationship other than the relationship of Sub-sublandlord and Sub-subtenant.

10.7	Entire Agreement

This Sub-sublease, the Sublease and the Head Lease incorporated herein, the Subordination Agreement, and the Confidentiality Agreement contain all the terms and conditions of the agreement between the Sub-sublandlord and the Sub-subtenant relating to the matters herein provided and supersede all previous agreements or representations of any kind made by either party in reference thereto.

10.8	Counterparts

This Sub-sublease may be executed in several counterparts and by facsimile transmission of an originally executed document, each of which shall be deemed to be an original, and such counterparts shall constitute one and the same instrument.

10.9	Sublandlord’s Consent

The entering into of this Sub-sublease and the agreement resulting therefrom is expressly conditional upon the Sub-sublandlord obtaining the Sublandlord’s written consent to the granting of this Sub-sublease by the Sub-sublandlord to the Sub-subtenant in accordance with Article 13 of the Sublease. Should the preceding condition not be met on or before the Commencement Date, this Sub-sublease shall be null and void and of no further force or effect and the parties shall have no further obligations hereunder.

10.10	Lender’s Consent

The entering into of this Sub-sublease and the agreement resulting therefrom is expressly conditional upon the Sub-sublandlord obtaining the Lender’s written consent to the granting of this Sub-sublease by the Sub-sublandlord to the Sub-subtenant in accordance with Section 3 of the Subordination Agreement. Should the preceding condition not be met on or before the Commencement Date, this Sub-sublease shall be null and void and of no further force or effect and the parties shall have no further obligations hereunder.

10.11	Confidentiality

The parties hereto agree that they are bound by the term and condition of the Confidentiality Agreement which continues to be in full force and effect.

10.12	Signage

If the Sub-sublandlord chooses, in its sole discretion, to install a multi-tenant sign outside the Building, it will offer the Sub-subtenant the option to contribute to such sign.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF the parties hereto have executed this Sub-sublease as of the date first written above.

IOGEN CORPORATION

by	/s/ Brian Foody
Name:	Brian Foody
Title:	President and Chief Executive Officer

I have authority to bind the Corporation

VARIATION BIOTECHNOLOGIES INC.

by	/s/ J. R. Baxter
Name:	J. R. Baxter
Title:	CEO

I have authority to bind the Corporation

Signature Page – Corporate Centre Sub-Sublease

Schedule A

DESCRIPTION OF LAND

Part of Lot 6, Concession 2 (Rideau Front), Geographic Township of Gloucester, City of Ottawa, designated as Part 1 on Plan 4R-20416.

Being the whole of PIN 04055-0683 (LT)

Land Titles Division of Ottawa (No. 4).

Schedule B

PREMISES, Common Areas and Facilities

See attached plan.

Schedule C

PARKING SPACES

See attached plan.

Schedule D

REQUIRED INSURANCE COVERAGE

1 Throughout the Term, the Sub-subtenant shall take out and keep in force, at his own cost, the following insurance policies with insurance companies authorized to carry on business in the Province of Ontario and having an AM Best rating of A- or better:

1.1 Commercial General liability insurance covering the business operated in the Premises or with respect to the Premises as well as their occupation and use, including coverage for property damage, bodily injury including death in an amount of $5,000,000 per occurrence and any other higher amount reasonably required by the Sub-sublandlord from time to time. This policy shall include blanket contractual liability, severability of liability and cross liability, non-owned automobile and Sub-subtenants’ legal liability insurance in an mount of a minimum of $2,000,000 per occurrence;

1.2 Property insurance on an all-risks form. The policy shall be on a replacement cost basis and include coverage for damage arising from flood and earthquake for the full replacement value of the machinery, furniture and other movable effects, equipment, inventory, fixtures and leasehold improvements located in the Premises, including $250,000 of Sub-sublandlord’s property in your care. The Sub-sublandlord shall be included as a loss payee as their interest may appear. The policy shall contain a waiver of subrogation rights which the insurers of the Sub-subtenant may have against the Sub-sublandlord, Sub-Landlord, the Landlord and the persons under the care and control of the Sub-sublandlord, Sub-Landlord, the Landlord;

1.3 Business Interruption and extra expense coverage with sufficient limits for Sub-subtenant to sustain its business operation at this location for a period of twelve (12) months;

1.4 Comprehensive boiler and machinery insurance policy to cover damage to property, on a replacement cost basis and Business interruption covering all pressure, mechanical, electrical and electronic equipment.

1.5 Environmental impairment liability insurance with limits of not less than two million ($2,000,000) dollars per claim and annual aggregate.

2 The Sub-subtenant shall not do or commit any act upon the Premises or bring into or keep upon the Premises any article which shall affect the fire risk or increase the rate or premium of insurance or other insurance on the Building.

3 Should the rate or premium of any type of insurance on the Improvements be increased by reason of any violation of this Agreement by the Sub-subtenant, the Sub-Landlord, in addition to all other remedies, may pay the amount of such increase, and the amount so paid shall become due and payable immediately by the Sub-subtenant and collectible as Additional Rent.

4 Should any insurance policy be canceled by the Sub-sublandlord’s insurer by reason of the use and occupation of the Premises or any part thereof by the Sub-subtenant, unless the Sub-subtenant shall have replaced such insurance prior to the effective date of its termination, the Sub-sublandlord may at its option (in addition to any other remedies hereunder) terminate the lease by leaving at the Premises a notice in writing of its intention so to do and thereupon rent and other payments for which the Sub-subtenant is liable hereunder shall be apportioned and paid in full to the effective date of termination under such notice and the Sub-subtenant shall forthwith deliver up vacant possession of the Premises to the Sub-sublandlord and/or the Sub-sublandlord may at its option and at the expense of the Sub-subtenant enter upon the Premises and rectify the situation causing such cancellation.

5 Other Requirements:

5.1 The Commercial General Liability policy shall name each of the Sub-sublandlord, Sub-Landlord, the Landlord, the Crown, and the mortgage creditor of the Landlord as an additional insured person. Each insurance policy will state that 30 calendar days’ written notice shall be given to the Sub-sublandlord in the event of cancellation of the insurance coverage during the term on this Agreement.

5.2 The Sub-subtenant shall furnish to the Sub-sublandlord certificates attesting to the issuance and maintenance in force of all insurance policies required hereunder as well as prior to the expiration of a policy, the renewals thereof.

5.3 The Sub-subtenant is responsible for deciding if additional insurance coverage is necessary to fulfill its obligations under the Agreement and to ensure compliance with any applicable law; any additional insurance coverage is at the Sub-subtenant’s expense.